EXHIBIT 99.1
ProLogis
Third Quarter 2008
Debt Covenant Ratios
- as of September 30, 2008
Please also refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission (“SEC”) on Forms 10-K or 10-K/A and 10-Q for further information about us and our business. Please also refer to our Supplemental Information for the Third Quarter 2008, as furnished to the SEC in an 8-K on October 23, 2008 for additional information on our results for the third quarter and for additional information on our outstanding indebtedness.
Global Line and Multi-Currency Credit Facility (“Credit Facilities”)
We have two credit facilities with aggregate borrowing capacity of $4.3 billion and outstanding borrowings of $3.0 billion as of September 30, 2008. This includes our Global Line, where a syndicate of banks allows us to draw funds in U.S. dollar, euro, Japanese yen, British pound sterling, Chinese renminbi, South Korean won and Canadian dollar. This also includes a multi-currency credit facility that allows us to borrow in U.S. dollar, euro, Japanese yen, and British pound sterling. The total commitments under our credit facilities fluctuate in U.S. dollars based on the underlying currencies.
These credit facilities have very similar terms, including identical financial covenants that are calculated based on the definitions contained within the agreements and may be different than similar terms in our Consolidated Financial Statements as provided in our Forms 10-K and 10-Q or with the covenants related to our senior notes below. Compliance with certain of these financial covenants requires the inclusion of our consolidated amounts and our proportionate share of our unconsolidated investees. As of September 30, 2008, we were in compliance with all of our debt covenants under these agreements. The following is a summary of the financial covenants under the credit agreements, including the required compliance and our compliance at September 30, 2008.

	Required	Actual Compliance at
Financial Covenant	Compliance	September 30, 2008
Minimum Net Worth	> $4.7 billion	$9.2 billion
Fixed Charge Coverage Ratio*	> 1.75	2.62
Unencumbered Debt Service Coverage Ratio	> 1.75	3.73
Maximum Consolidated Leverage to Total Asset Value*	< 60%	52%
Restricted Investment Test Limiting Non-Industrial Investments*	< 25%	14%
Maximum Secured Debt to Total Asset Value*	< 25%	14%
Dividend Payout Ratio to FFO	< 95%	53%

*	As specified under the credit agreements, compliance with certain of these financial covenants requires the inclusion of our consolidated amounts and our proportionate share of our unconsolidated investees.
Senior Notes
We have approximately $6.7 billion of senior unsecured notes outstanding as of September 30, 2008 that have been issued under the 1995 indenture (“Original Indenture”) or supplemental indentures that are subject to financial covenants. We refer to the Original Indenture, as amended by supplemental indentures, collectively as the “Indenture”. The convertible senior notes that are outstanding, although issued under the Indenture, are not subject to financial covenants. In November 2005, in connection with the issuance of senior notes, we modified certain financial and operating covenants under the Indenture. Also, in May 2008, in connection with an additional issuance of senior notes, we further modified certain financial and operating covenants under the Indenture.
All notes issued under the Indenture are currently subject to the Original Indenture covenants until all senior notes outstanding prior to November 2, 2005 are repaid. At that time, any senior notes issued on or after November 2, 2005 and before May 7, 2008 will be subject to the covenants as modified in November 2005 under the Second Supplemental Indenture, and any senior notes issued on or after May 7, 2008 will be subject to the covenants as modified in May 2008 under the Seventh Supplemental Indenture.
The current covenants are calculated based on the definitions as defined within the Original Indenture and may be different than similar terms in our Consolidated Financial Statements as provided in our Forms 10-K and 10-Q or with the covenants under our credit facilities above. The following is a summary of the financial covenants, including the required compliance and our compliance at September 30, 2008, under each of the three sets of covenants. As of September 30, 2008, we were in compliance with all debt covenants.

	Current covenants- Original Indenture		Second Supplemental Indenture		Seventh Supplemental Indenture
	Required	Actual Compliance at	Required	Actual Compliance at	Required	Actual Compliance at
Financial Covenant	Compliance	September 30, 2008	Compliance	September 30, 2008	Compliance	September 30, 2008
Outstanding Indebtedness to Adjusted Total Assets	< 60%	55%	< 65%	48%	< 65%	49%
Fixed Charge Coverage Ratio	> 1.5	2.8	> 1.5	4.4	> 1.5	3.0
Unencumbered Assets Ratio to Unsecured Debt	> 1.5	2.1	> 1.25	2.1	> 1.25	2.0
Maximum Secured Debt to Adjusted Total Assets **	< 40%	21%	< 40%	4%	< 40%	4%

**	Under the Original Indenture, only the securities issued under the Indenture are considered unsecured debt and substantially all of our other senior debt, including our Credit Facilities, are considered secured debt for purposes of covenant calculations. Under the second and seventh supplemental indentures, for purposes of the covenant calculations, we include all of our senior debt, including our Credit Facilities, as unsecured debt.